Exhibit 10.01

March 25, 2009

David Smith

85 Gordon Street

Hawthorne QLD 4171

Dear David

We are pleased to offer you (“Executive”) employment in the role of Chief Financial Officer and Secretary of Peplin Limited (the “Company”) based in the Australia and reporting to the CEO of Peplin, Inc. (“Peplin”). You will serve as an officer of the Company and of Peplin and have principal accountability for all secretarial and financial reporting activities of the Company and Peplin.

The conditions of your employment are set out as follows:

1.	Appointment

Your position is Chief Financial Officer and Secretary, based in Brisbane and reporting to the Chief Executive Officer. In this role, you have shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding such position, including without limitation, principal accountability for all secretarial and financial reporting activities of the Company and Peplin. Executive shall also have such additional authority, duties and responsibilities as assigned to Executive by the Company and/or Peplin from time to time with Executive’s consent. Executive shall comply with all proper and reasonable directives and instructions of the CEO, the Board and/or any committee of the Board

2.	Remuneration

(a)

Your total annual remuneration comprises a Base Salary of $213,636.36 (which may comprise cash and certain benefits as are chosen by you and agreed by the Company) (your “Base Compensation”) paid monthly in advance at the start of each month and a Company superannuation contribution (currently 10% as set out at Section 11 of this letter). The total cost to the Company of the package (including Fringe Benefits Tax to the extent applicable) is $235,000 per annum (your “Total Package”), with effect from your commencement date set forth in Section 3. From and after December 31, 2008, your Base Compensation will be $224,545.45 paid monthly in advance at the start of each month, your Company superannuation contribution shall remain 10% as set out at Section 11 of this letter) and your Total Package shall be $247,000 per annum. Benefits you may elect to include as part of your Total Package are confined to car leasing and superannuation; information on these is available from the Office Manager. Clauses 4 and 12 of this letter itemise additional benefits that do not fall within the Total Package definition.

(b)	Your Base Compensation and Total Package will be reviewed annually with any adjustments based solely on performance. Your next review of the Total Package will take place in December 2009.

3.	Term of employment and commencement date

Your appointment to this role commences on Tuesday, 2 September 2008, and will continue until terminated in accordance with the procedures set out in Clause 18.

4.	Incentive plan

You shall, in addition to the compensation detailed in the remuneration clause, be eligible to participate in short term incentive (“STI”) and long term incentive (“LTI”) arrangements as follows:

a)	Thirty percent (30%) of your Salary will be available as a target incentive on the achievement of individual, team and Company goals agreed by you and your manager and based on performance in a complete year. The actual amount of the STI awarded shall be such amount as is determined by the Compensation Committee (the “Committee”) of the Board based on achievement of these goals. Your maximum STI for 2009 will be based on your actual earnings during the year.

b)	From time to time as determined by the Board, an additional LTI may be made available to you based upon the level of achievement of personal and corporate performance. This LTI will be expressed as a right to Peplin shares or options at a determination point or points in the future. Participation by eligible persons employed or contracted by the Company must be approved by the Board of Peplin Limited.

5.	Working hours and responsibilities

(a)	Your ordinary hours of work are 38 hours per week plus reasonable additional hours.

(b)	Due to the Company’s operational requirements and, to meet the demands of your position, from time to time, you may be required to work reasonable additional hours in addition to the ordinary hours of work specified in clause 5(a). Your Total Package allows, and compensates you, for such additional hours.

(c)	During your appointment you will:

(i)	subject to directions, administer, conduct the business of, and control and manage the productive resources of the Company in your functional area in an effective and efficient manner, and perform tasks reasonably associated with that function;

(ii)	devote substantially the whole of your time and attention, during normal commercial hours of business and at such other times as the nature of the Company’s business shall require, to the performance of your duties and the discharge of your responsibilities; and

(iii)	well and faithfully serve the Company to the best of your ability and use your utmost endeavours to promote the interests of the Company in all things.

6.	Annual Leave

You are entitled to the pro-rata equivalent of 4 weeks’ paid annual leave per 12 months’ completed service to be taken at a time mutually agreeable to you and the Company.

7.	Personal/Carer’s Leave

You are entitled to the pro-rata equivalent of 10 days’ paid personal leave per 12 months’ completed service. ‘Personal leave’ comprises:

(a)	paid leave taken by you because of a personal illness, or injury (‘Sick Leave’); or

(b)	paid or unpaid leave taken by you to provide care or support to a member of your immediate family because of:

(i)	a personal illness or injury, of the member; or

(ii)	an unexpected emergency affecting the member (‘Carer’s Leave’).

(c)	Peplin Ltd may require you to provide:

(i)	a medical certificate from a registered health practitioner; or

(ii)	a statutory declaration made by you,

to support an absence on sick or carer’s leave.

(d)	You are also entitled to 2 days’ paid compassionate leave.

8.	Public Holidays

If a public holiday statutorily observed in Brisbane falls on a day when you are typically at work, you are entitled to that time off.

9.	Long Service Leave

You are entitled to long service leave in accordance with the Queensland Industrial Relations Act 1999. Any long service leave must be taken at such times as are convenient to you and the Company.

10.	Above Award

If an award becomes applicable to your employment, your total remuneration package, including cash and the value of non-cash benefits, may be applied in satisfaction of any entitlements you may have under that award (for example, overtime, penalty rates etc). Your Base Salary is not a rate of pay for ordinary hours on which penalties or other award entitlements may be calculated.

11.	Superannuation

You may select the superannuation fund to which the Company will make future superannuation contributions, provided the fund selected is a complying superannuation fund under the Superannuation Industry (Superannuation) Act 1993. A choice form will be made available to you within 28 days of your commencement date.

If you do not make a choice, contributions will be paid into the Company’s default fund. The gross amount of contributions, comprising your individual contribution and that of the Company is included in your Total Package. The gross amount of contributions by the Company will be 10%, being the statutory superannuation guarantee contribution (currently 9%) plus an additional 1% which is intended to be applied towards Life and TPD Insurance.

Your Base Salary will be used for determining contributions under the plan. Your salary for this purpose is noted at clause 2(a) above.

Peplin’s default superannuation fund is SunSuper. Information on the fund will be made available to you in due course but an introduction to SunSuper can be found at the SunSuper website at www.sunsuper.com.au.

12.	Job Facility Provisions

(a)	Telephone

We expect there will be need for telephone communication with or by you outside the office or office hours. You will be provided with a mobile telephone at no cost to yourself to be used for Company related calls or be eligible to claim reimbursement for the reasonable costs of your personal mobile telephone.

(b)	Internet Access

You will be entitled to claim reimbursement of the cost of installing and maintaining (to a maximum of $60 per month) internet access at your home.

(c)	Car parking

You are provided with motor vehicle parking at the Company’s premises at no cost to yourself.

13.	Out of Pocket Expenses

The Company shall reimburse or meet the reasonable cost of expenses which are necessarily incurred by you in the performance of your duties and the discharge of your responsibilities in accordance with criteria determined from time to time by the Company. You must provide receipts or other evidence of payment and the purpose of each expense to support each claim or outlay. Reimbursement claims are to be submitted in accordance with approved policies and procedures and where applicable substantiated via an FBT declaration.

14.	Outside Work

You are not to perform remunerated work or otherwise be engaged or concerned in any other business or occupation whatsoever, or serve as a director of any other company, without the prior written approval of the CEO.

15.	Company Policy

To the extent that a matter is not addressed in this letter, you are expected to comply with the detailed policies applying from time to time to the conditions of staff employment, currently set out in the Company’s Policies and Procedures, copies of which are available for your inspection. The Company reserves the right to amend these Policies and Procedures from time to time.

16.	Security of Information

(a)	You acknowledge that -

(i)	notwithstanding that you will acquire certain information in the ordinary course of your duties, the property of the Company includes, and will include, all confidential information and all records, documents, accounts, plans, formulae, designs, specifications; price lists, customer lists, correspondence and letters and papers of every description, electronically recorded data, including all copies of or extracts from the same, within your possession or control relating to the affairs or business of the Company and belonging to the Company or which may come into your possession in the course and by reason of your employment, whether or not originally supplied by the Company (the “Company’s Documents”);

(ii)	the information contained in the Company’s Documents has been, and will be, acquired by the Company at considerable effort and expense;

(iii)	the Company has also expended, and will also expend, considerable effort and moneys in establishing its customer base and employee skills; and

(iv)	accordingly, it is reasonable that you should be subject to the restrictions set out in this Clause.

(b)	You will not, either during the term of your employment or after its termination, except in the proper course of your duties under this agreement or as required by law or the Company, use or divulge to any person whomsoever and shall use your best endeavours to prevent the publication or disclosure of any trade secret or any confidential information concerning the products, business, finances, customers or trade connections of the Company or any of its dealings, transactions or affairs and will use your best endeavours to prevent the use or disclosure of any such information to third parties.

(c)	You shall not during your employment make, prepare, obtain or otherwise bring into existence other than for the benefit of the Company, any records, documents, accounts, plans, formula, designs, specifications, prices, customer lists, correspondence, letters, papers of any description, or electronically recorded data, including any copies, photocopies, photographs or extracts of the same relating to any matter within the scope of the business of the Company relating to the affairs or business of the Company, nor shall you use or permit to be used any of this material otherwise than for the benefit of the Company. All of the material shall be and remain at all times the property of the Company and you shall, upon termination of your employment, leave the documents at the registered office of the Company.

Notwithstanding any of the above provisions, you will be entitled to keep, and upon termination retain, personal diaries and records relating to your employment, for personal use (including use in any future proceedings in which you may be directly or indirectly involved), provided the Company is informed of the existence of such material and provided you let the Company have copies upon request. You agree you shall not take commercial advantage of any such personal records without the prior consent of the Company.

(d)	You agree that all inventions, discoveries, knowledge, know-how, trade secrets, information capable of protection by patent, copyright, design or other registration or notification, and all other forms of intellectual property which come into your possession or control as a direct or indirect result of your employment are the property of the Company.

(e)	In this clause, reference to the Company includes all corporations which are related bodies corporate.

17.	Employee Privacy Consent

The Company is bound by the Privacy Act 1998 (Cth) and the National Privacy Principles contained within that Act.

The Company may from time to time request you to provide it with personal information, sensitive information and health information about you to enable it to administer its employment relationship with you. If you do not provide the Company with the information which it may request about you, then the Company may not be able to fully administer its employment relationship with you. When requesting information from you, the Company will advise you of the nature of the information which it requires and the consequences of not having the requested information.

The Company may also request third parties to provide it with information about you. Such third parties include external health service providers and other service providers engaged by the Company to deliver services related to your employment.

You acknowledge that the personal, sensitive and health information collected about you may be used by the Company to enable it to administer its employment relationship with you. In particular, the Company may use the personal, sensitive and health information collected about you to endeavour to ensure your fitness for work and safety in any of the work environments in which you may work, together with endeavouring to ensure that you receive any prompt treatment that may be required. You further acknowledge that the personal, sensitive and health information collected about you may be used by the Company for any other purpose reasonably related to your employment with the Company. You consent to any such uses of the personal, sensitive and health information held about you by the Company.

You acknowledge that the Company may disclose the personal, sensitive and health information which it holds about you to other companies within the Peplin Group, the Company’s insurers and insurance loss adjusters, legal and other professional advisers, financiers, joint venture partners, health service providers or other organisations which have your consent or which are otherwise authorised by law to collect the personal, sensitive and health information held about you. The Company will only disclose the personal, sensitive and health information which it holds about you if such disclosure is necessary for a purpose reasonably related to your employment with the Company. You consent to any such disclosures of the personal, sensitive and health information held about you by the Company.

You may gain access to the personal information held about you by contacting the Company Secretary.

18.	Termination of Employment

18.1	In General.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only as described below in Sections 18.2-18.7.

18.2	Death.

Executive’s employment shall terminate on the date of Executive’s death.

18.3	Disability.

Unless prohibited by law, the Company may terminate Executive’s employment if Executive becomes Disabled, as defined below, at any time upon a vote in favor or termination because Executive is Disabled by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. For purposes of this Section 18.3, the term “Disabled” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue to perform the essential functions of Executive’s job with or without accommodation hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred twenty-five (125) business days in any twelve (12) month period.

18.4	By the Company For Cause.

The Company may terminate Executive’s employment for Cause, as defined below in this Section 18.4, at any time upon a vote in favor of termination for Cause by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Such notice shall specify the subpart(s) of this Section 18.4 and the facts relied upon by the Board to determine that Cause exists. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 18.6.

For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:

(a) Executive has been convicted of or pled guilty or no contest to any felony, or any violation of securities law of any jurisdiction;

(b) Executive has committed one or more acts of theft, embezzlement or misappropriation against the Company;

(c) Executive has breached Executive’s obligations under this Agreement, which breach was not remedied, if remediable, within thirty (30) days after delivery to Executive by the Company of a written notice specifically identifying the breach that the Company believes has occurred.

(d) Executive has violated Peplin’s Code of Business Conduct and Ethics

(e) Executive’s material failure to perform his duties to the Company or a Subsidiary of the Company to a reasonably satisfactory level as determined by a majority of the members of the Board of Directors after there has been delivered to Employee a written demand for performance by the Company or a Subsidiary of the Company that describes the specific material deficiencies in Employee’s performance and the specific manner in which Employee’s performance must be improved and that provides twenty (20) business days from the date of notice to remedy such performance deficiencies.

18.5	By the Company Without Cause.

The Company may terminate Executive’s employment without Cause, as defined in Section 18.4, at any time upon a vote in favor of termination without Cause by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 18.6.

18.6	By Executive For Good Reason.

Executive may terminate Executive’s employment for Good Reason, as defined below in this Section 18.6, at any time upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Such notice shall specify the subpart(s) of this Section 18.6 and the facts relied upon by Executive to determine that Good Reason exists. If the Company cures the breach or violation cited in the notice prior to the date of termination specified in the notice, the Executive may not terminate Executive’s employment for Good Reason. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 18.6.

For purposes of this Agreement, “Good Reason” shall mean:

(a) the Company’s material breach of the compensation and benefit obligations set forth in herein;

(b) a material, substantial, and permanent reduction in Executive’s duties, responsibilities or authority at the Company without Executive’s prior written consent; or

(c) a material change in the geographic location at which Executive must perform services (other than a reassignment or relocation to the United States agreed to by Executive and the Company).

Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty (30) days of the event that gives rise to such breach or action.

18.7	By Executive Without Good Reason.

Executive may terminate Executive’s employment without Good Reason, as defined in Section 18.6 upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so.

18.8	Return of Property.

Upon termination of Executive’s employment, Executive shall return to the Company any and all Company property, materials, or equipment in Executive’s possession.

18.9	Severance

(a) Termination on Death or Disability, or by Company for Cause or by Executive without Good Reason. In the event that Executive’s employment terminates pursuant to Section 18.2 (Death), Section 18.3 (Disability), Section 18.4 (For Cause) or Section 18.7 (Without Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, as defined in this Section 18.9; (ii) Executive shall continue to receive Executive’s Base Compensation and benefits as otherwise provided under this Agreement through the Effective Date of Termination; and (iii) after the Effective Date of Termination, Executive shall have no further right to receive compensation, benefits or other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits, except as required by applicable law or the Company’s pension or welfare benefit plans. The “Effective Date of Termination” shall be the date specified in the written notice of termination for a termination under Sections 18.4, 18.5, 18.6, or 18.7.

(b) Termination by Company without Cause or by Executive for Good Reason. In the event that Executive is terminated pursuant to Section 18.5 (Without Cause) after or pursuant to Section 18.6 (For Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination; (ii) Executive shall continue to receive Executive’s Base Compensation and benefits as provided in this Agreement through the Effective Date of Termination; and (iii) provided that not later than sixty (60) days following Executive’s separation from service (“Separation from Service”), Executive (or Executive’s trust or estate, as applicable) executes and delivers, and any revocation period required by law has run and Executive (or Executive’s trust or estate, as applicable) has not revoked, a general release of claims against the Company, its Board, its affiliates, and their employees and agents that complies with the relevant law which will be provided to the Executive not later than one (1) week following Executive’s Separation from Service (the “General Release”), and Executive is not in material breach of any of the material provisions of this Agreement, then upon execution of such release and expiration of any revocation period, the Company shall pay Executive your Total Package then in effect immediately prior to the Effective Date of Termination for a period of six (6) months following Executive’s Separation from Service.

18.10 No Duty to Mitigate.

Executive shall be entitled to the full severance benefits provided under this Section 18, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts received by Executive from any other source.

19.	Governing Law; Relocation.

This agreement shall be governed by and shall be construed and interpreted in accordance with the laws of Queensland. If Executive shall relocate to the United States, then Executive and the Company agree to enter into a new agreement, which addresses any requirements of United States law, including the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

20.	Other Agreement Superseded

You acknowledge that this document embodies the entire agreement between the parties and supersedes any prior agreement between the parties notwithstanding oral or written statements made prior to the execution of this document.

21.	Acceptance of Conditions

Please confirm your agreement with the above conditions by signing the attached copy and returning it to me.

I look forward to you joining the team at Peplin and contributing to the success of the Company.

Yours sincerely,

/s/ Tom Wiggans
Tom Wiggans
Chairman and Chief Executive Officer

Acceptance of Conditions

Please confirm your agreement with the above conditions by signing the attached copy and returning it to me.

I look forward to you joining the team at Peplin and contributing to the success of the Company.

Yours sincerely,

/s/ Tom Wiggans
Tom Wiggans
Chairman and Chief Executive Officer

I accept the conditions of my employment detailed in the letter dated March 25, 2009.

Signed,

/s/ David Smith
David Smith